AGREEMENT AND PLAN OF MERGER
between
EL PASO NATURAL GAS COMPANY,
EL PASO ACQUISITION COMPANY
and
EASTEX ENERGY INC.
Dated as of May 8, 1995

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TABLE OF CONTENTS

1.      The Merger                                           1
1.1 The Merger                                               1
1.2.    The Closing                                          2
1.3.    Effective Time                                       2
2.      Certificate of Incorporation and By-laws of the
    Surviving Corporation.                                   2
2.1.    Certificate of Incorporation                         2
2.2.    By-laws                                              2
3.      Directors and Officers of the Surviving
   Corporation                                               3
3.1.    Directors                                            3
3.2.    Officer                                              3
4.      Conversion of Company Stock                          3
4.1.    Conversion of Company Stock                          3
4.2.    Election Procedures                                  6
4.3.    Selection of Company Common Stock                    8
4.5.    Adjustment of Exchange Ratio                        13
5.      Representations and Warranties of the Company       13
5.1.    Existence; Good Standing; Corporate Authority;
Compliance With Law                                         13
5.2.    Authorization, Validity and Effect of Agreement     14
5.3.    Capitalization                                      14
5.4.    Subsidiaries                                        15
5.5.    Other Interests                                     16
5.8.    Litigation                                          17
5.9.    Absence of Certain Changes                          17
5.10.   Taxes                                               18
5.11    Certain Employee Plans                              18
5.12.   Labor Matters                                       19
5.13.   No Brokers                                          20
5.14.   Fairness Opinion                                    20
5.15.   Environmental Matters                               20
5.16.   Related Party Transactions                          22
6.      Representations and Warranties
of Parent and Merger Sub                                    22
6.1.    Existence; Good Standing; Corporate Authority;
Compliance with Law                                         22
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6.2.    Authorization, Validity and Effect of Agreements    23
6.3.    No Violation                                        23
6.4.    No Brokers                                          24
6.5.    Capitalization                                      24
6.6.    SEC Documents                                       24
6.7.    Litigation                                          25
6.8.    Absence of Certain Changes                          25
6.9.    Parent Common Stock                                 25
7.      Covenants.                                          27
7.1.    Acquisition Proposals                               27
7.2.    Conduct of Businesses                               28
7.3.    Meeting of Stockholders                             30
7.4.    Filings; Other Action                               31
7.5.    Inspection of Records; Access                       31
7.6.    Publicity                                           32
7.7.    Registration Statement                              32
7.8.    Listing Application                                 33
7.9.    Agreements by Affiliated Stockholders of the
     Company                                                33
7.10.   Further Action                                      34
7.11.   Expenses                                            34
7.12.   Indemnification and Insurance                       34
7.13.   Certain Benefits                                    34
7.14.   Reorganization                                      35
7.15.   Purchase of Company Common Stock                    35
7.16.   Headquarters of the Surviving Corporation;
      Operations                                            35
7.17.   Merger of Subsidiaries of the Company               35
8.      Conditions.                                         36
8.1.    Conditions to Each Party's Obligation to Effect
the Merger                                                  36
8.2.    Conditions to Obligation of the Company to Effect
     the Merger                                             36
8.3.    Conditions to Obligation of Parent and Merger Sub
     to Effect the Merger                                   37
9.      Termination.                                        38
9.1.    Termination by Mutual Consent                       38
9.2.    Termination by Either Parent or the Company         38
9.3.    Termination by the Company                          38
9.4.    Termination by Parent                               38
9.5.    Effect of Termination and Abandonment               38
9.6.    Extension; Waiver                                   39
10.     General Provisions.                                 40
10.1.   Survival of Representations and Warranties          40
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10.2.   Notices                                             40
10.3.   Assignment; Binding Effect; Benefit                 41
10.4.   Entire Agreement                                    41
10.5.   Amendment                                           41
10.6.   Governing Law                                       41
10.7.   Counterparts                                        41
10.8.   Headings                                            42
10.9.   Interpretation                                      42
10.10.    Waivers                                           42
10.11.  Severability                                        42
10.12.  Enforcement of Agreement                            43

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 8, 1995, between El Paso Natural Gas Company, a Delaware corporation ("Parent"), El Paso Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Eastex Energy Inc., a Delaware corporation (the "Company").
RECITALS
A. The Boards of Directors of Parent, Merger Sub and the Company, and Parent as the sole stockholder of Merger Sub, each have approved the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth herein.
B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").
C. The Company has received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.
D. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger.
NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE 1
1.      The Merger.
1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub in accordance with this Agreement and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

1.2.    The Closing.  Subject to the terms and
conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank,
Harris, Shriver & Jacobson, One New York Plaza, New York, New
York, at 9:00 a.m., local time, on the first business day
immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."
1.3.    Effective Time.  If all the conditions to the
Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section
251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").
ARTICLE 2
2.      Certificate of Incorporation and By-laws of the
Surviving Corporation.
2.1.    Certificate of Incorporation.  The Certificate
of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, except that the name of Merger Sub shall be changed to Eastex Energy Inc.
2.2.    By-laws.  The By-laws of Merger Sub in effect
immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until duly amended in accordance with applicable law.
ARTICLE 3
3.      Directors and Officers of the Surviving
Corporation.
3.1.    Directors.  The directors of the Surviving
Corporation as of the Effective Time shall be the directors of
Merger Sub immediately prior to the Effective Time and Robert G.
Phillips.
3.2.    Officers.  The officers of the Company
immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.
ARTICLE 4
4.      Conversion of Company Stock.
4.1.    Conversion of Company Stock.
(a)     At the Effective Time, each share of the
common stock, $1.00 par value, of Merger Sub
outstanding immediately prior to the Effective Time
shall remain outstanding and shall represent one share
of common stock, $1.00 par value, of the Surviving
Corporation.
(b)     (i)  At the Effective Time, each share of
the common stock, $.01 par value (the "Company Common
Stock"), of the Company issued and outstanding
immediately prior to the Effective Time which, under
the terms of this Article 4, is to be converted into
the right to receive common stock, $3.00 par value
(the "Parent Common Stock"), of Parent, shall, by
virtue of the Merger and without any action on the
part of the holder thereof, be converted into the
right to receive (as the same may be adjusted as
hereinafter provided) a number of shares of Parent
Common Stock, rounded to four decimal places,
determined by dividing $4.50 by the "Average Price" of
a share of Parent Common Stock, but in any event not
less than .1485 and not more than .1629 (the "Exchange
Ratio").  The "Average Price" of a share of Parent
Common Stock shall be the average, rounded to four
decimal places, of the closing sales prices thereof on
The New York Stock Exchange (the "NYSE") (as reported
by The Wall Street Journal or, if not reported
thereby, by another authoritative source) over the ten
business days immediately preceding the Closing Date.
Holders of shares of Company Common Stock converted
into Parent Common Stock shall also have the right to
receive, together with each share of Parent Common
Stock issued in the Merger, one associated preferred
stock purchase right (a "Right") in accordance with
the Shareholder Rights Agreement dated as of July 7,
1992, between Parent and The First National Bank of
Boston (the "Parent Rights Agreement").  References
herein to the shares of Parent Common Stock issuable
in the Merger shall be deemed to include the
associated Rights.
        (ii)  At the Effective Time, each share of
Company Common Stock issued and outstanding
immediately prior to the Effective Time which, under
the terms of this Article 4, is to be converted into
the right to receive cash shall, by virtue of the
Merger and without any action on the part of the
holder thereof, be converted into the right to receive
$4.50 in cash, without interest (the "Cash Amount").
        (iii)  The consideration payable in
respect of each share of Company Common Stock pursuant
to Section 4.1(b)(i) or 4.1(b)(ii) hereof (including
cash for fractional shares of Parent Common Stock in
accordance with Section 4.4(e)) is hereinafter
referred to as the "Merger Consideration."
(c)     As a result of the Merger and without any
action on the part of the holder thereof, all shares
of Company Common Stock shall cease to be outstanding
and shall be cancelled and retired and shall cease to
exist, and each holder of a certificate (a
"Certificate") representing any shares of Company
Common Stock shall thereafter cease to have any rights
with respect to such shares of Company Common Stock,
except the right to receive, without interest, the
Merger Consideration payable with respect thereto in
accordance with Sections 4.1(b) and 4.4(e) upon the
surrender of such Certificate.
(d)     Each share of Company Common Stock issued
and held in the Company's treasury at the Effective
Time or owned by Parent or any of its Subsidiaries (as
defined in Section 10.9) shall, by virtue of the
Merger, cease to be outstanding and shall be cancelled
and retired without payment of any consideration
therefor.
(e)     Immediately prior to the Effective Time,
except as provided in Section 4.1(f) and (g), all
options (individually, an "Option" and collectively,
the "Options") then outstanding under the Company's
1987 Nonemployee Director Stock Option Plan, Second
Amended and Restated 1987 Stock Option Plan, 1994
Executive Long-Term Stock Option Plan or any other
incentive compensation or stock option plan of the
Company (the "Option Plans"), whether or not then
exercisable, shall be canceled and each holder of an
Option will be entitled to receive from the Company,
for each share of Company Common Stock subject to an
Option, an amount in cash equal to the excess, if any,
of the Cash Amount over the per share exercise price
of such Option.  The Company will use its reasonable
best efforts to obtain any necessary consents from
holders of Options to the cancellation and payment
provided for in this Section 4.1(e).  From and after
the date of this Agreement, no additional options
shall be granted by the Company or its Subsidiaries
(as defined in Section 10.9 hereof) under the Option
Plans or otherwise.
(f)     Notwithstanding anything to the contrary
contained herein or otherwise, each of the Options
listed on Schedule 4.1(f) shall not be canceled
pursuant to Section 4.1(e) above, but shall instead
remain outstanding at the Effective Time and, shall by
virtue of the Merger and without any action on the
part of the holder thereof, be assumed by Parent and
converted into an option to purchase Parent Common
Stock (each a "Converted Option") as set forth below.
Each Converted Option (i) shall be subject to the same
terms and conditions that applied to the corresponding
Option prior to conversion (including the terms and
conditions relating to exercisability, but without
regard to any acceleration of exercisability that may
occur in connection with the Merger, so that the
vesting and exercisability of all Converted Options
will be determined as if the Merger had not occurred),
(ii) shall be exercisable for that whole number of
shares of Parent Common Stock (rounded downward to the
nearest whole share) equal to the number of shares of
Company Common Stock subject to such Option
immediately prior to the Effective Time, multiplied by
the Exchange Ratio, and (iii) shall have an exercise
price per share of Parent Common Stock equal to the
exercise price per share of Company Common Stock under
the corresponding Option immediately prior to the
Effective Time, divided by the Exchange Ratio (the
exercise price per share of Parent Common Stock, as so
determined, being rounded upward to the  nearest full
cent).  The Company will use its reasonable best
efforts to obtain any necessary consents from the
holders of the Options listed on Schedule 4.1(f) to
the conversion of such Options as set forth above.
(g)     Notwithstanding anything to the contrary
contained herein or otherwise, each of the stock-
related performance shares and performance units
outstanding as of the Effective Time under (i) the
Company's Incentive Compensation Plan, (ii) the Heath
Petra Resources, Inc. Incentive Compensation Plan and
(iii) the proposed amendment to certain employment
agreements and related agreements set forth in the
term sheet relating thereto described in item 3 of
Exhibit B hereto (each a "Terminated Performance
Unit") shall by virtue of the Merger and without any
action on the part of the holder thereof, be assumed
by Parent and converted into a performance share unit
relating to Parent Common Stock (each a "Converted
Performance Unit") as set forth below.  Each Converted
Performance Unit (i) shall be subject to terms and
conditions which, as nearly as practicable, duplicate
the terms and conditions that applied to the
corresponding Terminated Performance Unit prior to
conversion (including the terms and conditions
relating to vesting and payment, but without regard to
any acceleration of vesting or payment that may occur
in connection with the Merger, so that the vesting and
payment of all Converted Performance Units will be
determined as if the Merger had not occurred) and
(ii) shall be denominated in that whole number of
performance share units of Company Common Stock
subject to such Terminated Performance Unit
immediately prior to the Effective Time, multiplied by
the Exchange Ratio.  The Company will use its
reasonable best efforts to obtain any necessary
consent from the holders of the Terminated Performance
Units to the conversion of such Units as set forth
above.
4.2.    Election Procedures.  Each holder of Company
Common Stock (other than holders of Company Common Stock to be cancelled as set forth in Section 4.1(d)) shall have the right to submit a request, in accordance with the following procedures, specifying the number of shares of his Company Common Stock which he desires to have converted into the right to receive Parent
Common Stock in the Merger and the number of shares of his Company Common Stock which he desires to have converted into the right to receive the Cash Amount in the Merger in accordance with the following procedure.
(a)     Each holder of Company Common Stock may
specify in a request made in accordance with the
provisions of this Section (herein called an
"Election"):
        (i)  the number of shares of Company
Common Stock owned by such holder which such holder
shall desire to have converted into the right to
receive the Cash Amount in the Merger (a "Cash
Election"); and
        (ii)  the number of shares of Company
Common Stock owned by such holder which such holder
shall desire to have converted into the right to
receive Parent Common Stock in the Merger (a "Stock
Election").
Any Cash Election may be conditioned on all of the
shares of Company Common Stock covered thereby being
converted into the right to receive the Cash Amount (a
"Conditional Cash Election").  If the proration
provisions of Section 4.3(d) are applicable to the
Merger (or would be applicable but for this sentence),
all shares of Company Common Stock covered by a
Conditional Cash Election shall be converted into the
right to receive Parent Common Stock in the Merger.
(b)     Parent shall authorize a person (which
shall be Parent's transfer agent or another person
reasonably satisfactory to the Company) to receive
Elections and to act as Exchange Agent hereunder (the
"Exchange Agent").
(c)     Parent shall prepare a form (the "Form of
Election") pursuant to which each holder of Company
Common Stock at the close of business on the day on
which the Effective Time occurs may make an Election,
which Form of Election shall be mailed to holders of
Company Common Stock at such time as to permit holders
of Company Common Stock to exercise their right to
make an Election.  As used herein, "Election Date"
means the date announced by Parent, in a news release
delivered to the Dow Jones News Service, as the last
day on which Forms of Election will be accepted;
provided, that such day shall be a business day no
earlier than five business days prior to the Effective
Time and no later than the date on which the Effective
Time occurs and shall be at least five business days
following the date of such news release.
(d)     Any Election shall have been properly made
only if the Exchange Agent at its office designated in
the Form of Election shall have received, by 5:00 p.m.
local time in the city in which such Exchange Agent is
located, on the Election Date, a Form of Election
properly completed and signed (with the signature or
signatures thereon guaranteed if required by the Form
of Election), accompanied either by the Certificate or
Certificates representing all of the shares of Company
Common Stock owned by such holder, duly endorsed or
otherwise acceptable for transfer, or by an
appropriate guaranty of delivery in the form
customarily used in transactions of this nature from a
member of a national securities exchange or a member
of the National Association of Securities Dealers,
Inc. or a commercial bank or trust company in the
United States.  Failure to deliver shares covered by
such a guaranty of delivery within the time set forth
on such guaranty shall be deemed to invalidate any
otherwise properly made Election.
(e)     Any holder of Company Common Stock may at
any time prior to the Election Date change his
Election by written notice received by the Exchange
Agent at or prior to the Election Date accompanied by
a properly completed, revised Form of Election (with
such other documents as are required as contemplated
by subsection (d) above).
(f)     Any holder of Company Common Stock may at
any time prior to the Election Date revoke his
Election by written notice received by the Exchange
Agent at or prior to the Election Date or by
withdrawal prior to the Election Date of his
Certificates for Company Common Stock or of the
guaranty of delivery of such Certificates, previously
deposited with the Exchange Agent.
        (g)     As used in this Agreement, "holders" of
Company Common Stock shall mean record holders of
Company Common Stock.  Record holders who are nominees
only may submit a separate Form of Election for each
beneficial owner for whom any such record holder is a
nominee; provided, however, that at the request of
Parent, such record holder shall certify to the
satisfaction of Parent that such record holder holds
such shares as nominee for the beneficial owner
thereof.  For purposes of this Agreement, each
beneficial owner for which a Form of Election is
submitted will be treated as a separate holder of
shares.
(h)     Parent shall have the right to make rules
not inconsistent with the terms of this Agreement
governing the validity of the Forms of Election, the
manner and extent to which Elections are to be taken
into account in making the determinations prescribed
by Section 4.3, the issuance and delivery of
certificates for Parent Common Stock into which
Company Common Stock is converted in the Merger and
the payment for shares of Company Common Stock
converted into the right to receive the Cash Amount in
the Merger.  All such rules and determinations
thereunder shall be final and binding on all holders
of Company Common Stock.
(i)     If this Agreement is terminated, Parent
will cause the Exchange Agent to return to the holders
of Company Common Stock any Certificates delivered by
such holders to the Exchange Agent.
4.3.    Selection of Company Common Stock.  The manner
in which each share of Company Common Stock (other than shares of Company Common Stock to be cancelled as set forth in Section
4.1(d)) shall be converted at the Effective Time into either the
Cash Amount or Parent Common Stock shall be as set forth below in this Section 4.3.
(a)     The portion of the aggregate consideration
paid or deemed paid pursuant to the Merger (the
"Aggregate Merger Consideration") which shall be paid
other than in the form of Parent Common Stock (which
shall be deemed to include, without limitation, cash
paid upon the acquisition by Parent or any of its
Subsidiaries of Company Common Stock or warrants to
purchase Company Common Stock, whether pursuant to the
Merger, the Stockholder Agreement, Section 7.15 or
otherwise, cash paid in lieu of fractional shares and
cash paid upon the cancellation of Options) (the "Cash
Consideration") shall not exceed 49% of the Aggregate
Merger Consideration (the "Maximum Cash
Consideration").  For the purpose of determining the
Maximum Cash Consideration, a share of Parent Common
Stock shall be valued at the lowest of (x) the closing
trading price of a share of Parent Common Stock on the
NYSE Composite Tape on the date of the Effective Time,
(y) the median, rounded to four decimal places, of the
high and low trading price of a share of Parent Common
Stock on the NYSE Composite Tape on the date of the
Effective Time and (z) the Average Price.
(b)     The maximum number of shares of Company
Common Stock to be converted into the right to receive
cash pursuant to the Merger shall be determined by
(x) subtracting from the Maximum Cash Consideration
all consideration paid or deemed paid pursuant to the
Merger other than in the form of Parent Common Stock
(other than payments of the Cash Amount for shares of
Company Common Stock covered by Cash Elections) and
(y) dividing the result by the Cash Amount (the "Cash
Conversion Number").
(c)     If Cash Elections are received for a
number of shares of Company Common Stock which is
equal to or less than the Cash Conversion Number, each
share of Company Common Stock covered by a Cash
Election shall be converted into the right to receive
the Cash Amount in the Merger.
(d)     If Cash Elections are received for a
number of shares of Company Common Stock which is more
than the Cash Conversion Number, (i) all shares of
Company Common Stock covered by a Conditional Cash
Election shall be converted into the right to receive
Parent Common Stock in the Merger and (ii) if, after
subtracting all shares of Company Common Stock covered
by Conditional Cash Elections, (x) the number of
shares of Company Common Stock covered by Cash
Elections is equal to or less than the Cash Conversion
Number, the provisions of paragraph (c) above shall
apply, or (y) the number of shares of Company Common
Stock covered by Cash Elections is more than the Cash
Conversion Number, the shares of Company Common Stock
for which Cash Elections have been received (excluding
shares covered by Conditional Cash Elections) shall be
converted into the right to receive the Cash Amount
and Parent Common Stock in the following manner:
(i)     A cash proration factor (the "Cash
Proration Factor") shall be determined by
dividing the Cash Conversion Number by the total
number of shares of Company Common Stock with
respect to which effective Cash Elections were
made.
(ii)    The number of shares of Company
Common Stock covered by each Cash Election to be
converted into the right to receive the Cash
Amount shall be determined by multiplying the
Cash Proration Factor by the total number of
Shares of Company Common Stock covered by such
Cash Election, rounded to the next lowest
integer.
(iii)   Each share of Company Common Stock
covered by a Cash Election and not converted
into the right to receive the Cash Amount as set
forth above shall be converted into the right to
receive Parent Common Stock in the Merger.
(e)     Each share of Company Common Stock for
which Stock Elections have been made shall be
converted into the right to receive Parent Common
Stock in the Merger.
(f)     For the purposes of this Section 4.3,
outstanding shares of Company Common Stock (other than
shares of Company Common Stock to be cancelled as set
forth in Section 4.1(d)) as to which an Election is
not in effect and effective on the Election Date shall
be called "Non-Electing Shares."  If Parent shall
determine for any reason that any Election was not
properly made with respect to shares of Company Common
Stock, such Election shall be deemed to be not in
effect and shares of Company Common Stock covered by
such Election shall, for the purpose hereof, be deemed
to be Non-Electing Shares.  Each Non-Electing Share
shall be converted into the right to receive Parent
Common Stock in the Merger.
4.4.    Parent To Make Cash and Certificates Available;
Transfer Taxes.
(a)     Parent shall make available to the Exchange
Agent promptly after the Election Date (the
"Allocation Date"), an amount in cash equal to the
cash to be paid in exchange for shares of Company
Common Stock in the Merger, including amounts to be
paid in lieu of fractional shares, and sufficient
shares of Parent Common Stock to permit the Exchange
Agent to make the distributions of cash and Parent
Common Stock provided for hereunder (such cash and
Parent Common Stock, collectively, the "Exchange
Fund").  The Exchange Agent shall not be entitled to
vote or exercise any rights of ownership with respect
to such shares held by it from time to time hereunder,
except that it shall receive and hold all dividends or
other distributions paid or distributed with respect
to such shares for the account of the persons entitled
thereto.
(b)     As soon as practicable after the
Allocation Date, the Exchange Agent shall distribute
to holders of shares of Company Common Stock whose
shares are to be converted into the right to receive
the Cash Amount in accordance with Section 4.1(b)(ii),
upon surrender to the Exchange Agent (to the extent
not previously surrendered with a Form of Election) of
one or more Certificates for such shares of Company
Common Stock for cancellation, a bank check for an
amount equal to the Cash Amount for each share of
Company Common Stock so converted.  In no event shall
the holder of any such surrendered Certificates be
entitled to receive interest on any of the funds to be
received in the Merger.  If such check is to be sent
to a person other than the person in whose name the
certificates for shares of Company Common Stock
surrendered for exchange are registered, it shall be a
condition of the exchange that the person requesting
such exchange shall pay to the Exchange Agent any
transfer or other taxes required by reason of the
delivery of such check to a person other than the
registered holder of the certificate surrendered, or
shall establish to the satisfaction of the Exchange
Agent that such tax has been paid or is not
applicable.
(c)     As soon as practicable after the
Allocation Date, each holder of shares of Company
Common Stock converted into the right to receive
shares of Parent Common Stock pursuant to Section
4.1(b)(i) upon surrender to the Exchange Agent (to the
extent not previously surrendered with a Form of
Election) of one or more Certificates for such shares
of Company Common Stock for cancellation, will be
entitled to receive certificates representing the
number of shares of Parent Common Stock to be issued
in respect of the aggregate number of such shares of
Company Common Stock previously represented by the
Certificates surrendered based upon the Exchange
Ratio.
(d)     At or after the Effective Time, there
shall be no transfers on the stock transfer books of
the Company of the shares of Company Common Stock
which were outstanding immediately prior to the
Effective Time.  If, after the Effective Time,
Certificates are presented to the Surviving
Corporation, they shall be cancelled and exchanged for
certificates for shares of Parent Common Stock and
cash in lieu of fractional shares, if any, deliverable
in respect thereof pursuant to this Agreement in
accordance with the procedures set forth in this
Article 4.  Certificates surrendered for exchange for
shares of Parent Common Stock by any person
constituting an "affiliate" of the Company for
purposes of Rule 145(c) under the Securities Act of
1933, as amended (the "Securities Act"), shall not be
exchanged until Parent has received a written
agreement from such person as provided in Section 7.9.
(e)     No fractional shares of Parent Common
Stock shall be issued in the Merger.  In lieu of the
issuance of any fractional share of Parent Common
Stock pursuant to Section 4.1(b)(i), cash adjustments
will be paid to holders in respect of any fractional
share of Parent Common Stock that would otherwise be
issuable, and the amount of such cash adjustment shall
be equal to such fractional proportion of the Average
Price of a share of Parent Common Stock.
(f)     Any portion of the Exchange Fund
(including the proceeds of any investments thereof and
any certificates representing shares of Parent Common
Stock) that remains unclaimed by the former
stockholders of the Company one (1) year after the
Effective Time shall be delivered to the Surviving
Corporation.  Any former stockholders of the Company
who have not theretofore complied with this Article 4
shall thereafter look only to the Surviving
Corporation for payment of the Cash Amount or the
shares of Parent Common Stock, cash in lieu of
fractional shares and unpaid dividends and
distributions on the Parent Common Stock, as the case
may be, deliverable in respect of each share of
Company Common Stock such stockholder holds as
determined pursuant to this Agreement, in each case,
without any interest thereon.
(g)     None of Parent, the Surviving Corporation,
the Exchange Agent or any other person shall be liable
to any former holder of shares of Company Common Stock
for any amount properly delivered to a public official
pursuant to applicable abandoned property, escheat or
similar laws.
(h)     In the event any Certificate shall have
been lost, stolen or destroyed, upon the making of an
affidavit of that fact by the person claiming such
Certificate to be lost, stolen or destroyed and, if
required by the Surviving Corporation, the posting by
such person of a bond in such reasonable amount as the
Surviving Corporation may direct as indemnity against
any claim that may be made against it with respect to
such Certificate, the Exchange Agent will issue in
exchange for such lost, stolen or destroyed
Certificate the Cash Amount or the shares of Parent
Common Stock and cash in lieu of fractional shares,
and unpaid dividends and distributions on shares of
Parent Common Stock, as the case may be, deliverable
in respect thereof pursuant to this Agreement.
4.5.    Adjustment of Exchange Ratio.  In the event
that, subsequent to the date of this Agreement but prior to the Effective Time, Parent or the Company changes the number of shares of Parent Common Stock or Company Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.
ARTICLE 5
5.      Representations and Warranties of the Company.
Except as set forth in the disclosure letter delivered
by or on behalf of the Company to Parent and Merger Sub at or prior to the execution hereof (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub as follows:
5.1.    Existence; Good Standing; Corporate Authority;
Compliance With Law.  The Company is a corporation duly
incorporated, validly existing and in good standing under the laws of Delaware.  The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not be material to the Company and its Subsidiaries taken as a whole.
The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.  Each of the Company's Subsidiaries is a
corporation or partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.  Neither the Company nor any of its Subsidiaries is an "electric utility company" or "gas utility company" within the meaning of the Public Utility Holding Company Act of 1935, as amended. The copies of the Company's Restated Certificate of Incorporation and By-laws previously delivered to Parent are true and correct.
      5.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this
Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action.
The Board of Directors has approved each of this Agreement, the
Merger and the Stockholder Agreement, dated the date hereof (the "Stockholder Agreement"), between Parent, Merger Sub and certain stockholders of the Company for the purposes of Section 203 of the DGCL. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered
pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.
5.3.    Capitalization.  The authorized capital stock of
the Company consists of 15,000,000 shares of Company Common Stock, and 1,000,000 shares of preferred stock, par value $.01 per share
(the "Company Preferred Stock"). As of May 8, 1995, there were 6,313,950 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock issued and outstanding.
Since such date, no additional shares of capital stock of the
Company have been issued, except pursuant to the Option Plans set forth on Schedule 5.3 of the Company Disclosure Letter. Except
for the warrants (the "Warrants") issued pursuant to the warrant agreements listed in the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are
convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement or the Option Plans set forth on Schedule 5.3 of the
Company Disclosure Letter and except for the Warrants, there are no options, warrants, calls, subscriptions, convertible
securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries or any securities exercisable for, exchangeable for or convertible into such capital stock.  After the Effective Time, the Surviving Corporation will have no obligation to issue,
transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in Section 5.11).
5.4.    Subsidiaries.  The Company owns directly or
indirectly each of the outstanding shares of capital stock of each of its Subsidiaries.  Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material to the Company and its Subsidiaries taken as a whole. The following information for each Subsidiary of the Company has been previously provided to Parent, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or equity capital; and (iii) the number of issued and outstanding shares of capital stock or equity capital.
5.5.    Other Interests.  Except for interests in its
Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.
5.6.    No Violation.  Neither the execution and
delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will:  (i) conflict with or result in a breach of any provisions of the Restated Certificate of
Incorporation or By-laws of the Company; (ii) except as disclosed in the Company Reports (as defined in Section 5.7), result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Option Plans, or any grant or award made under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default
(or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any
payments or obligations under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole; or
(iv) other than the filings provided for in Article 1, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976
(the "HSR Act"), the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory
authority, the failure to obtain or make which would be material to the Company and its Subsidiaries taken as a whole.  The Company has waived any and all rights of the Company which may arise under the Buy-Sell Agreement, dated April 8, 1991, by and among the
Company and Robert G. Phillips by virtue of the transactions contemplated by this Agreement or the Stockholder Agreement.
5.7.    SEC Documents.  The Company has delivered to
Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1992, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC")
(collectively, the "Company Reports").  As of their respective dates, the Company Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and
schedules) fairly presents the consolidated financial position of Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules)
fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and its
Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1994, including all notes thereto, or as set forth in the Company Reports, neither the Company nor any of its
Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities arising in the ordinary course of business since such date.
5.8.    Litigation.  Except as disclosed in the Company
Reports filed with the SEC prior to the date of this Agreement, there are no actions, suits or proceedings pending against the
Company or any of its Subsidiaries or, to the actual knowledge of the executive officers of the Company, threatened against the
Company or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, are or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
5.9.    Absence of Certain Changes.  Except as disclosed
in the Company Reports filed with the SEC prior to the date of this Agreement, since December 31, 1994, the Company has conducted its business only in the ordinary course of such business
consistent with past practice and there has not been (i) any event or events which, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption or repurchase of any shares of its capital stock, (iii) any material change in its accounting principles, practices or methods, (iv) any increase in the salaries or other compensation payable to any officer, director or employee of the Company or any of its Subsidiaries (except for normal increases in the ordinary course of business consistent with past practice) or any increase in, or addition to, other benefits to which any officer, director or employee may be entitled (except as required by the terms of plans as in effect on the date of this Agreement or as required by law), (v) any incurrence of indebtedness for borrowed money (except in the ordinary course of business consistent with past practice), (vi) any material adverse change or threat of a material adverse change in the Company's or any of its Subsidiaries' relations with, or any loss or threat of loss of, any of the Company's important suppliers or customers, (vii)
any termination, cancellation or waiver of any contract or other right material to the operation of the business of the Company and its Subsidiaries taken as a whole or (viii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Company and its Subsidiaries taken as a whole, or any deterioration in the operating condition of the assets of the
Company and its Subsidiaries which would be material to the
Company and its Subsidiaries taken as a whole.
5.10.   Taxes.  The Company and each of its Subsidiaries
(i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been
granted and not expired and all such returns are complete in all material respects, (ii) have paid or accrued all taxes that may be due and payable with respect to such returns, (iii) have properly accrued in all material respects all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the Company Reports.
5.11    Certain Employee Plans.
(a)     Each employee benefit or compensation plan
or arrangement, including each "employee benefit
plan," as defined in Section 3(3) of the Employee
Retirement Income Security Act of 1974, as amended
("ERISA") maintained by the Company or any of its
Subsidiaries (the "Company Benefit Plans") complies,
and has been administered, in all material respects in
accordance with all applicable requirements of law,
and no "reportable event" or "prohibited transaction"
(as such terms are defined in ERISA) or termination
has occurred with respect to any Company Benefit Plan
under circumstances which present a risk of liability
by the Company or any of its Subsidiaries to any
governmental entity or other person, including a
Company Benefit Plan, which liability would be
material to the Company and its Subsidiaries taken as
a whole.  The Company Benefit Plans are listed on
Schedule 5.11(a) and copies or descriptions of all
material Company Benefit Plans have previously been
provided to Parent.
(b)     Each Company Benefit Plan intended to
qualify under Section 401(a) of the Code is so
qualified and a determination letter has been issued
by the Internal Revenue Service ("IRS") with respect
to the qualification of each Company Benefit Plan and
no circumstances exist which would adversely affect
such qualification.   Each Company Benefit Plan which
is subject to Part 3 of Subtitle B of Title I of ERISA
or Section 412 of the Code has been maintained in
compliance with the minimum funding standards of ERISA
and the Code and no such Company Benefit Plan has
incurred any "accumulated funding deficiency" (as
defined in Section 412 of the Code and Section 302 of
ERISA), whether or not waived.  Neither the Company
nor any of its Subsidiaries has sought or received a
waiver of its minimum funding requirements with
respect to any Company Benefit Plan.  Neither Company
nor any of its Subsidiaries has incurred, nor
reasonably expects to incur, any liability in respect
of any Company Benefit Plan under Title IV of ERISA
(other than with respect to the payment of premiums),
which liability would be material to the Company and
its Subsidiaries taken as a whole.  Neither the
Company nor any of its Subsidiaries has incurred any
material withdrawal liability under any "multiemployer
plan" within the meaning of Section 3(37) of ERISA
which has not been satisfied in full nor do any of
them reasonably expect to incur such liability.
(c)     Except as required by applicable law or as
set forth on Schedule 5.11(c), neither the Company nor
any of its Subsidiaries provides any health, welfare
or life insurance benefits to any of their former or
retired employees.
(d)     Except as disclosed on Schedule 5.11(d),
no payment or benefit which will or may be made by the
Company or any of its Subsidiaries will be
characterized as an "excess parachute payment" within
the meaning of Section 280G(b)(1) of the Code.
5.12.   Labor Matters.  Neither the Company nor any of
its Subsidiaries is a party to, or bound by, any collective
bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceeding which, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. To the actual knowledge of the executive officers of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.
5.13.   No Brokers.  The Company has not entered into
any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this
Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Rauscher Pierce
Refsnes, Inc., the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.
5.14.   Fairness Opinion.  The Company has received the
opinion of Rauscher Pierce Refsnes, Inc., to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock.
5.15.   Environmental Matters.
                        (a)     For the purposes of this Agreement:
"Environmental Matters" means any matter arising
out of, relating to or resulting from pollution, protection of the environment and human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise arising out of, resulting from or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
"Environmental Costs" means, without limitation,
any actual or potential cleanup costs, remediation, removal, or other response costs, investigation costs, losses, liabilities or obligations, payments, damages, civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter. "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and
Liability Act, 42 U.S.C. 9601 et seq., the Emergency Planning
and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et
seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901
et seq., the Toxic Substances Control Act, 15 U.S.C. 2601
et seq., the Federal Insecticide, Fungicide, and
Rodenticide Act, 7 U.S.C. 136 et seq., the Clean Air Act, 42
U.S.C. 7401 et seq., the Clean Water Act (Federal Water
Pollution Control Act), 33 U.S.C. 1251 et seq., the Safe
Drinking Water Act, 42 U.S.C. 300f et seq., the Occupational
Safety and Health Act, 29 U.S.C. 641 et seq., the Hazardous
Materials Transportation Act, 49 U.S.C. 1801 et seq., as any of
the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all
applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.
"Hazardous Materials" means any pollutants,
contaminants, or hazardous or toxic substances, materials, wastes, constituents or chemicals that are regulated by, or form the basis for liability under, any Environmental Laws.
(b)     (i)     The Company and each of its
Subsidiaries is in compliance in all material respects with all applicable Environmental Laws.
        (ii)    The Company and each of its
Subsidiaries has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents ("Environmental Permits") required to be obtained by it by applicable
Environmental Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its business.
        (iii)   All such Environmental Permits are
in all material respects in full force and effect, and the Company and each of its Subsidiaries has made all appropriate filings for issuance or renewal of such Environmental Permits.
        (iv)    There are no Hazardous Materials in
amounts required to be remediated under applicable Environmental
Laws at, on, under or within any real property owned, leased or occupied by the Company or any of its Subsidiaries.
        (v)     There are no material claims,
notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened that are based on or related to any Environmental
Matters or the failure to have any required Environmental Permits.
        (vi)    Neither the Company nor any of its
Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, in violation of any Environmental Laws.
        (vii)   There are no underground storage
tanks or surface impoundments at, on, under or within any of real property owned, leased or occupied by the Company or any of its Subsidiaries, or any portion thereof.
        (viii)  None of the Company or its
Subsidiaries has received any notice asserting that it may be a potentially responsible party at any waste disposal site or other location used for the disposal of any Hazardous Materials.
5.16. Related Party Transactions. There are no contracts, arrangements or transactions in effect between the Company or any of its Subsidiaries, on the one hand, and any officer, director or 5% stockholder of the Company, or any affiliate or immediate family member of any of the foregoing persons, on the other hand, except as set forth in the Company Disclosure Letter.
ARTICLE 6
6.      Representations and Warranties
of Parent and Merger Sub.
                Except as set forth in the disclosure letter delivered
by or on behalf of Parent or Merger Sub to the Company at or prior to the execution hereof (the "Parent Disclosure Letter"), Parent and Merger Sub represent and warrant to the Company as follows:
6.1.    Existence; Good Standing; Corporate Authority;
Compliance with Law. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.
Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not be material to Parent and its Subsidiaries taken as a whole. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.
Neither Parent nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation, individually or in the aggregate, is not and would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. Parent and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action, individually or in the aggregate, is or would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.
       6.2.     Authorization, Validity and Effect of Agreements.
Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.
6.3. No Violation. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will:
(i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-laws of Parent or Merger Sub;
(ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole; or (iii) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would be material to Parent and its Subsidiaries taken as a whole.
6.4.    No Brokers.  Neither Parent nor any of its
Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Rodman & Renshaw, Inc. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.
6.5. Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, $.01 par value (the "Parent Preferred Stock"). As of April 30, 1995, there were 35,004,939 shares of Parent Common Stock issued and outstanding (not including 430,000 shares of Parent Common Stock deposited in Parent's Benefits Protection Trust) and no shares of Parent
Preferred Stock issued and outstanding. Other than as contemplated by this Agreement or as set forth in the Parent
Reports (as defined in Section 6.6) or on Schedule 6.5 of the Parent Disclosure Letter, as of the date of this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue any shares of capital stock of Parent or any securities exercisable for, exchangeable for or convertible into such capital stock.
6.6. SEC Documents. Parent has delivered to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1992, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. As of the date of this Agreement, except as and to the extent set forth on the consolidated balance sheet of Parent and its Subsidiaries at December 31, 1994, including all notes thereto, or as set forth in the Parent Reports, neither Parent nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities arising in the ordinary course of business since such date.
6.7.    Litigation.  Except as disclosed in the Parent
Reports filed with the SEC prior to the date of this Agreement, there are no actions, suits or proceedings pending against Parent or any of its Subsidiaries or, to the actual knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, are or would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.
6.8.    Absence of Certain Changes.  Since December 31,
1994, there has not been any event or events which, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of Parent and its Subsidiaries taken as a whole (other than changes resulting from general economic, industry or market conditions or business combinations proposed, announced or consummated after the date of this Agreement).
6.9. Parent Common Stock. The issuance and delivery by Parent of shares of Parent Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent. The shares of Parent Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

ARTICLE 7
7.      Covenants.
7.1.    Acquisition Proposals.  Prior to the Effective
Time, the Company agrees (a) that neither the Company nor any of its Subsidiaries shall, and the Company shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provides Parent with a copy of any such written proposal, and (C) the Company keeps Parent informed of the status and the terms of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 7.1 shall (x) permit the Company to terminate this Agreement,
(y) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement or any other agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, or (z) affect any other obligation of any party under this Agreement.
7.2.    Conduct of Businesses.  Prior to the Effective
Time, except as specifically set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the
Company:
(a)     shall, and shall cause each of its
Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;
(b)     shall use its reasonable efforts, and
shall cause each of its respective Subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;
(c)     shall confer on a regular basis with one
or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;
(d)     shall not amend its organizational
documents;
(e)     shall promptly notify Parent of (i) any
material emergency or other material change in the condition (financial or otherwise) of the Company's or any Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties,
(ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty or covenant contained herein;
(f)     shall promptly deliver to Parent true and
correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement;
(g)     shall not (i) except pursuant to the
exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement and disclosed in the Company Disclosure Letter, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from the Company, (iii) increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law;
(h)     shall not (i) declare, set aside or pay
any dividend or make any other distribution or payment with respect to any shares of its capital stock; (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock;
(i)     shall not, and shall not permit any of its
Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;
(j)     shall not (i) incur or assume any long-
term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly owned Subsidiaries of the Company, assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to the Company and its Subsidiaries, taken as a whole; (iii) other than wholly owned Subsidiaries of the Company, make any loans, advances or capital contributions to, or investments in, any other person; (iv) modify in any manner adverse to the Company or any of its Subsidiaries any outstanding indebtedness or obligation of the Company or any of its Subsidiaries; (v) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset;
(k)     shall not acquire, sell, lease or dispose
of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practices which would be material to the Company and its Subsidiaries taken as a whole;
(l)     shall not change any of the accounting
principles or practices used by the Company;
(m)     shall not (i) acquire (by merger,
consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $150,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by the Company's Board of Directors for capital expenditures, written evidence of which has been previously provided to Parent; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;
(n)     shall not make any tax election or settle
or compromise any income tax liability material to the Company and its Subsidiaries taken as a whole;
(o)     shall not pay, discharge or satisfy any
claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected, reserved against or disclosed in the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;
(p)     shall not settle or compromise any pending
or threatened suit, action or claim relating to the transactions contemplated hereby; or
(q)     shall not take, or agree in writing or
otherwise to take, any of the actions described in Section 7.2(a) through 7.2(p) or any action that would make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.
7.3.    Meeting of Stockholders.  The Company will take
all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in
Section 7.7); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law.
7.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Parent shall:
(a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) promptly determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to promptly consummate and make effective the transactions contemplated by this Agreement. Each of Parent and the Company will use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger under the HSR Act or other antitrust laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.
7.5.    Inspection of Records; Access.  From the date of
this Agreement to the Effective Time, the Company shall allow all designated officers, attorneys, accountants and other representatives of Parent ("Parent's Representatives") access at all reasonable times to all employees, plants, offices, warehouses, transmission facilities and other facilities and to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries; provided, however, that Parent's Representatives shall use their reasonable best efforts to avoid unreasonably interfering with, hindering or otherwise disrupting the employees of the Company in the execution of their employment duties during any visit to, or inspection of, the Company's facilities. From the date of this Agreement to the Effective Time, but not more frequently than once in any 30-day period, Parent shall allow all designated officers, attorneys, accountants, and other representatives of the Company access during regular business hours upon reasonable notice to Parent's officers and, to the extent relevant thereto, to the records and files of Parent and its Subsidiaries, for the purpose of confirming the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement.
7.6.    Publicity.  The initial press release relating
to this Agreement shall be a joint press release and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.
7.7.    Registration Statement.  Parent and the Company
shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in connection with the transactions contemplated by this Agreement, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of the mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company furnished to Parent by the Company specifically for use in the Proxy Statement/Prospectus or the Form S-4. The Company agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of information provided by the Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the transactions contemplated by this Agreement for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.
7.8.    Listing Application.  Parent shall promptly
prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock (and associated Rights) issuable in connection with the transactions contemplated by this Agreement, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock (and associated Rights), subject to official notice of issuance.
            7.9.
        Agreements by Affiliated Stockholders of the Company. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as
Exhibit A. Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.
7.10.   Further Action.  Each party hereto shall,
subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.
7.11.   Expenses.  Whether or not the Merger is
consummated, except as provided in Section 9.5(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
7.12.   Indemnification and Insurance.
(a)     Parent shall cause the Surviving
Corporation to keep in effect provisions in its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification of the indemnified parties under the Company's Restated Certificate of Incorporation and By-laws (the "Indemnified Parties") to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.
(b)     The provisions of this Section shall
survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.
(c)     For a period of three years after the
Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such parties than such existing insurance; provided, however, that Parent shall not be required, in order to maintain or procure such coverage, to pay premiums in excess of $250,000 in the aggregate over such three year period (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an amount in excess of the Cap, Parent shall only be required to obtain such coverage for such three-year period as can be obtained by paying aggregate premiums equal to the Cap.
7.13.   Certain Benefits.
(a)     From and after the Effective Time, subject
to applicable law, Parent and its Subsidiaries will honor in accordance with their terms, all Company Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis in any Company Benefit Plan.
(b)     The Surviving Corporation shall employ at
the Effective Time all employees of the Company and its Subsidiaries who are employed on the Closing Date on terms consistent with the Company's current employment practices and at comparable levels of compensation and positions. Subject to the obligations of the Surviving Corporation under the employment agreements and amendments to employment agreements described in
Section 8.3(d), such employment shall be at will and Parent and the Surviving Corporation shall be under no obligation to continue to employ any individuals.
7.14.   Reorganization.  From and after the date hereof
and until the Effective Time, neither Parent nor the Company nor any of their respective subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, Parent shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code.
7.15. Purchase of Company Common Stock. The Company acknowledges and agrees that, subject to Section 7.14, nothing in this Agreement shall restrict Parent or Merger Sub from acquiring shares of Company Common Stock in open market or private transactions between the date of this Agreement and the Closing Date.
7.16.   Headquarters of the Surviving Corporation;
Operations. Parent intends that, following the Effective Time, the headquarters of the Surviving Corporation will be located in Houston, Texas. In addition, Parent intends that, following the Effective Time, the gas marketing operations of Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, will be operated as a single business unit.
7.17.   Merger of Subsidiaries of the Company.  Prior to
the Effective Time, the Company will take all necessary action to cause Eastex Gas Storage and Exchange, Inc. to be merged with Eastex Hydrocarbons, Inc. in a manner which will not result in the incurrence of any liability, cost or expense by Parent, the Company or any of their respective Subsidiaries (other than expenses of preparation and filing of the merger documents relating to such merger and legal expenses of preparation of any documents evidencing third-party consents required to effect such merger).
ARTICLE 8
8.      Conditions.
8.1.    Conditions to Each Party's Obligation to Effect
the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
(a)     The waiting period applicable to the
consummation of the Merger under the HSR Act shall have expired or been terminated.
(b)     Neither of the parties hereto shall be
subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.
(c)     This Agreement and the Merger shall have
been approved by the stockholders of the Company in accordance with the DGCL and the Company's Restated Certificate of Incorporation and By-laws.
(d)     The Form S-4 shall have become effective
and no stop order with respect thereto shall be in effect.
(e)     Each of the Parent and the Company shall
have received the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code; except that the delivery of such opinion shall not be a condition to the Company's obligation to effect the Merger if at the Closing Date the Company shall not have fulfilled any of the conditions set forth in Section 8.3(c) or 8.3(f).
8.2.
        Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the condition that Parent shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Date, and the Company shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect.
8.3.    Conditions to Obligation of Parent and Merger
Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
(a)     The Company shall have performed its
agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Date, and Parent shall have received a certificate of the Company, dated the Closing Date, certifying to such effect.
(b)     All necessary governmental and third party
consents required in connection with the transactions contemplated by this Agreement shall have been obtained and there shall be no action, suit or proceeding pending or threatened against the Company, Parent or any of their Subsidiaries which would or would reasonably be expected to prevent or delay the transactions contemplated by this Agreement or result in material damages in connection herewith or therewith.
(c)     Parent shall have received from each
Affiliate of the Company an Affiliate Letter in the form attached hereto as Exhibit A.
(d)     The employment agreements and the
amendments to employment agreements listed in Exhibit B hereto shall have been executed and delivered by the employee specified in each such amendment, shall be in full force and effect, and shall constitute valid and binding obligations of each such employee.
(e)     Working capital of the Company and its
Subsidiaries as of the close of business on the business day preceding the Closing Date shall be at least $12,000,000 computed on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis; provided however that any obligations of or payments by the Company pursuant to Section 4.1 (e) of this Agreement shall not be treated as a reduction of working capital for the purpose of this
Section 8.3(e).
(f)     Parent shall have received from an officer
of the Company an Officer's Certificate containing standard representations on which Fried, Frank, Harris, 1Shriver & Jacobson will rely in rendering its tax opinion.
ARTICLE 9
9.      Termination.
9.1.    Termination by Mutual Consent.  This Agreement
may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of Parent and the Company.
9.2.    Termination by Either Parent or the Company.
This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (a) the Merger shall not have been consummated by December 31, 1995, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all efforts required by this Agreement to remove such injunction, order or decree.
9.3.    Termination by the Company.  This Agreement may
be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company, if there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement which would cause Parent or Merger Sub to fail to satisfy any condition to Closing and such condition shall not have been waived by the Company.
9.4.    Termination by Parent.  This Agreement may be
terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, if there has been a breach by the Company of any representation or warranty contained in this Agreement which would cause the Company to fail to satisfy any condition to Closing and such condition shall not have been waived by Parent.
9.5.    Effect of Termination and Abandonment.
(a)     In the event of termination of this
Agreement and the abandonment of the Merger pursuant to this
Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Sections 7.11, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10
and 10.11 and the Confidentiality Agreement referred to in
Section 10.4. Moreover, in the event of termination of this Agreement, nothing herein shall prejudice the ability of the non-breaching to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.
(b)     In the event of a termination of this
Agreement for any reason other than a material breach by Parent or Merger Sub and (i) the Board of Directors of the Company shall have withdrawn its recommendation of (or encouraged stockholders not to approve) the Merger or shall have recommended (or encouraged stockholders to support) any Acquisition Proposal, or shall have resolved to do any of the foregoing (and such withdrawal, recommendation or encouragement is not the result of a material breach by Parent or Merger Sub of any representation, warranty or obligation under this Agreement), (ii) prior to such termination, the Company shall have received any Acquisition Proposal which the Board of Directors has determined is more favorable to the Company's stockholders than the transactions contemplated by this Agreement, or (iii)(A) at any time prior to the termination of this Agreement either (I) the stockholders of the Company shall have failed to approve this Agreement at the stockholders meeting provided for in Section 7.3 or (II) any person (other than Parent or any of its Subsidiaries) shall have publicly announced any Acquisition Proposal and (B), at any time on or prior to one year after the date of this Agreement, any person (other than Parent or any of its Subsidiaries) shall either
(I) become the beneficial owner of 40% or more of the outstanding shares of Company Common Stock or (II) consummate an Acquisition Proposal, then the Company shall promptly, but in no event later than two business days after the first of such events to occur,
(x) pay Parent the sum of $1,000,000 in cash and (y) reimburse Parent for all documented out of pocket costs and expenses (including, without limitation, all documented legal, investment banking, printing and related fees and expenses) incurred by Parent or Merger Sub or on their behalf in connection with this Agreement or the transactions contemplated hereby, up to a maximum of $750,000.
9.6.    Extension; Waiver.  At any time prior to the
Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.
ARTICLE 10
10.     General Provisions.
10.1.   Survival of Representations and Warranties.
Unless this Agreement is terminated pursuant to Article 9, the representations and warranties and covenants made in this Agreement shall terminate at the Closing, except that any covenant herein which by its terms contemplates performance after the Closing Date shall survive the Closing Date for the period contemplated thereby.
10.2.   Notices.  Any notice required to be given
hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
If to the Company:                  If to Parent or Merger Sub:
Eastex Energy Inc.                  El Paso Natural Gas Company
1000 Louisiana                      One Paul Kayser Center
Suite 1100                          100 North Stanton Street
Houston, Texas  77002               El Paso, Texas  79901
Attention:  Robert G. Phillips      Attention:  H. Brent Austin
        Chairman of the Board and   Executive Vice President
        Chief Executive Officer     and Chief Financial Officer
        Facsimile:  (713) 650-1107  Facsimile:  (915) 541-5008

With a copy to:                     With a copy to:
Dallas Parker, Esq.                 Gary P. Cooperstein, Esq.
Brown, Parker & Leahy, L.L.P.       Fried, Frank, Harris,
3600 Citicorp Center                Shriver & Jacobson
1200 Smith Street                   One New York Plaza
Houston, TX  77002                  New York, NY  10004
Facsimile:  (713) 654-1871          Facsimile:  (212) 747-1526

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.
10.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign this Agreement to any of its Subsidiaries whether or not such Subsidiaries exist at the date hereof; provided, further, that no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.12, which are expressly intended to be enforceable by the beneficiaries thereof, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
10.4.   Entire Agreement.  This Agreement, the Company
Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement dated April 10, 1995 between the Company and Parent constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.
10.5. Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed by or on behalf of each of the parties hereto.
10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

10.7.   Counterparts.  This Agreement may be executed by
the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.
10.8.   Headings.  Headings of the Articles and
Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
10.9.   Interpretation.  In this Agreement, unless the
context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.
10.10.  Waivers.  Except as provided in this
Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
10.11.  Severability.  Any term or provision of
this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.12.  Enforcement of Agreement.  The parties
hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.
IN WITNESS WHEREOF, the parties have executed this
Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.
                                   EL PASO NATURAL GAS COMPANY
                                   By: /s/ William A. Wise
                                   Name: William A. Wise
                                   Title:   Chairman of the Board,
                                            President and Chief
                                            Executive Officer
                                   EL PASO ACQUISITION COMPANY
                                    By: /s/ H. Brent Austin
                                        Name: H. Brent Austin
                                        Title:   Vice President
                                                 and Treasurer
                                    EASTEX ENERGY INC.
                                   By: /s/ Robert G. Phillips
                                       Name: Robert G. Phillips
                                       Title:  Chairman of the
                                               Board and Chief
                                               Executive Officer

EXHIBIT A
FORM OF AFFILIATE LETTER


El Paso Natural Gas Company
100 North Stanton Street
El Paso, Texas  79901

Ladies and Gentlemen:

I have been advised that as of the date of this letter
I may be deemed to be an "affiliate" of Eastex Energy Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of May 8, 1995 (the "Agreement"), between El Paso Natural Gas Company, a Delaware corporation ("Parent"), El Paso Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, pursuant to which the Company will be merged with and into Merger Sub (the "Merger").
As a result of the Merger, I may receive shares of common stock, par value $3.00 per share, of Parent (the "Parent Securities") in exchange for shares owned by me of Common Stock, par value $.01 per share, of the Company.
I represent, warrant and covenant to Parent that in the event I receive any Parent Securities as a result of the
Merger:
A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.
B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Securities to the extent I felt necessary, with my counsel or counsel for the Company.
C.      I have been advised that the issuance of Parent
Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the

Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Securities issued to me in the Merger unless
(i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or under other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.
D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
E.      I also understand that stop transfer
instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities issued to me, or any substitutions therefor, a legend stating in substance:
"THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED
IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER
THE SECURITIES ACT OF 1933 APPLIES. THE SHARES
REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED
IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED AS
OF MAY 8, 1995 BETWEEN THE REGISTERED HOLDER HEREOF AND
EL PASO NATURAL GAS COMPANY, A COPY OF WHICH AGREEMENT
IS ON FILE AT THE PRINCIPAL OFFICES OF EL PASO NATURAL
GAS COMPANY."

F. I also understand that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:
"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND
WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN
A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE
SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN
ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR
RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF
WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND

MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED
EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE
REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF
1933."
It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Parent Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Parent Securities received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.
G. [FOR ROBERT PHILLIPS ONLY] I have no plan or intention to sell, transfer or otherwise dispose of, or enter into an agreement to sell, transfer or otherwise dispose of, any Parent Securities (or any interest therein); and for one year from the date hereof, I will not sell, transfer or otherwise dispose of, or enter into an agreement to sell, transfer or otherwise dispose of, more than 30,000 shares of Parent Securities.
Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.
                                   Very truly yours,


                                        ______________________
        Name:
Accepted this      day of
                , 1995 by
EL PASO NATURAL GAS COMPANY

By:_________________________
        Name:____________________
        Title:___________________

Exhibit B
1. Amended Employment Agreements with the following individuals:
(i)    Robert G. Phillips
(ii)   Mark A. Searles
(iii)  R. Cristian Sherman
(iv)   Jerry L. Pendleton
2. Employment Agreements, in the form initialed by Company, Parent and Merger Sub, with the following individuals:
(i)   David H. Eargle
(ii)  Patrick J. Bhirdo
(iii) Jeffrey D. Hunter
(iv)  Larry B. Leverett
(v)   Terry L. Morrison
3. Amendments to Employment Agreements and Related Agreements, as set forth in the term sheet dated May 5, 1995 entitled
"Revised Proposed Amendment to Employment Agreements and
Related Agreements between Heath Petra Resources, Inc. and
Brian Heath, Doug Morgan and Scott Gaddis dated April 23,
1993" as modified and initialed by the Company, Parent and Merger Sub.